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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT


         AGREEMENT between THOMAS & BETTS CORPORATION, a Tennessee corporation (the "Corporation"), and _____________________(the "Executive"), dated as of the ____day of ________, 2001.

         The Corporation, on behalf of itself and its shareholders, wishes to continue to attract and retain well-qualified executive and key personnel who are an integral part of the management of the Corporation, such as Executive, and to assure both itself of continuity of management and Executive of continued employment in the event of any Change of Control (as defined in Section 2 of this Agreement) of the Corporation;

         IT IS, THEREFORE, AGREED:

         1. OPERATION OF AGREEMENT. (a) The "Effective Date" shall be the date during the "Change-of-Control Period" (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Corporation is terminated prior to the date on which a Change of Control occurs, and the Executive can reasonably demonstrate that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination.

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         (b) The "Change-of-Control Period" is the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on the first day of each month after the date hereof (each first day of the month after the date hereof is hereinafter referred to as the "Renewal Date"), the Change-of- Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Corporation shall give notice that the Change-of-Control Period shall not be so extended.

         2. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall, without limitation, be deemed to have occurred if:

         (a) A third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; or

         (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Board" generally and as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose

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initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act")) shall be, for purposes of this Agreement, considered as though such person were a member of the incumbent Board; or

         (c) The consummation of (i) any consolidation, share exchange, merger or amalgamation of the Corporation as a result of which the individuals and entities who were the respective beneficial owners of the outstanding common stock of the Corporation and the voting securities of the Corporation immediately prior to such consolidation, share exchange, merger or amalgamation do not beneficially own, immediately after such consolidation, share exchange, merger or amalgamation, directly or indirectly, more than 50%, respectively, of the common stock and combined voting power of the voting securities entitled to vote of the company resulting from such consolidation, share exchange, merger or amalgamation; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Corporation; or

         (d) The approval by the shareholders of a plan of complete liquidation or dissolution of the Corporation.

         3. EMPLOYMENT PERIOD. The Corporation hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Corporation, for the

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period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").

         4. POSITION AND DUTIES. (a) During the Employment Period, (i) the Executive's position (including status, offices, titles and reporting relationships), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date, and (ii) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than thirty-five (35) miles from such location.

         Such position, authority, duties and responsibilities shall be regarded as not commensurate if, as a result of a Change of Control, (i) the Corporation becomes a direct or indirect subsidiary of another corporation or corporations or becomes controlled, directly or indirectly, by one or more unincorporated entities (such other corporation or unincorporated entity owning or controlling, directly or indirectly, the greatest amount of equity (by vote) of the Corporation is hereinafter referred to as a "Parent Company"), or (ii) all or substantially all of the assets of the Corporation are acquired by another corporation or unincorporated entity or group of corporations or unincorporated entities owned or controlled, directly or indirectly, by another corporation or unincorporated entity (such other acquiring or controlling corporation or unincorporated entity is hereinafter referred to as a "Successor"), unless, in each case, (x) Section

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13(c) of this Agreement shall have been complied with and (y) the Executive shall have assumed a position with such Parent Company or Successor, as the case may be, and the Executive's position, authority, duties and responsibilities with such Parent Company or Successor, as the case may be, are at least commensurate in all material respects with the most significant of those held, exercised and assigned with the Corporation at any time during the 90-day period immediately preceding the Effective Date, or (iii) more than one unrelated corporation or unincorporated entity acquires a significant portion of the assets of the Corporation.

         (b) During the Employment Period, excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. The Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Corporation.

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         5. COMPENSATION. (a) BASE SALARY. During the Employment Period, the
Executive shall receive a base salary ("Base Salary") at a monthly rate at least equal to the highest monthly base salary paid to the Executive by the Corporation, together with any of its affiliate companies, during the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be consistent with increases in base salary awarded in the ordinary course of business to other key executives. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase. As used in this Agreement, the term "affiliated companies" includes any company controlling, controlled by or under common control with the Corporation.

         (b) ANNUAL BONUS. In addition to the Base Salary, the Executive shall be awarded, for each fiscal year of the Corporation ("Fiscal Year") during the Employment Period, an annual bonus (an "Annual Bonus") (either pursuant to a bonus, profit-sharing or incentive plan or program of the Corporation or otherwise) in cash at least equal to the average bonus paid or payable to the Executive in respect of each of the Fiscal Years (annualized with respect to any such Fiscal Year for which the Executive has been employed only during a portion thereof) during the three Fiscal Years immediately prior to the Fiscal Year in which the Effective Date occurs. Each such Annual Bonus shall be paid no later than March 15 of the Fiscal Year next following the Fiscal Year for which the Annual Bonus is awarded, unless the Executive shall otherwise elect to defer the receipt of such Annual Bonus.

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         (c) INCENTIVE, SAVINGS AND RETIREMENT PLANS. In addition to the Base
Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate, during the Employment Period, in all incentive, savings and retirement plans and programs applicable to other key executives (including the Corporation's restricted stock and stock option plans), but in no event shall such plans and programs, in the aggregate, provide the Executive with compensation, benefits and reward opportunities less favorable than the most favorable of those provided by the Corporation and its affiliated companies for the Executive under such plans and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives.

         (d) WELFARE BENEFIT PLANS. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under each welfare benefit plan of the Corporation, including, without limitation, all medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs of the Corporation and its affiliated companies, in each case comparable to those in effect at any time during the 90-day period immediately preceding the Effective Date which would be most favorable to the Executive or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

         (e) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable to the Executive of the policies and procedures of the

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Corporation in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

         (f) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to fringe benefits, including a car allowance, in accordance with the most favorable to the Executive of the policies of the Corporation in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

         (g) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those provided to the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives.

         (h) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable to the Executive of the policies of the Corporation in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

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         (i) RESTRICTED STOCK; STOCK OPTIONS.  On the Effective Date, restricted stock held by the Executive shall become immediately vested and non-forfeitable, and all of the Executive's stock options shall become immediately exercisable.

         6. TERMINATION OF EMPLOYMENT. (a) DISABILITY. During the Employment Period, the Corporation may terminate the Executive's employment, after having established the Executive's Disability (pursuant to the definition of "Disability" set forth below), by giving to the Executive written notice of its intention so to terminate the Executive's employment. In such a case, the Executive's employment with the Corporation shall terminate effective on the 180th day after receipt of such notice (the "Disability Effective Date"), provided that, within 180 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means disability which, after the expiration of 26 weeks or more after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement to acceptability not to be withheld unreasonably).

         (b) CAUSE. During the Employment Period, the Corporation may terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" means (i) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive, (ii) repeated violations by the Executive of the Executive's obligations under Section 4(b) of this Agreement which are demonstrably willful and deliberate on the Executive's part or (iii) the conviction of the Executive of a felony.

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         (c) GOOD REASON.  During the Employment Period, the Executive's
employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means

                  (i) (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 4 of this Agreement or (B) any other action by the Corporation which results in a diminution in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

                  (ii) any failure by the Corporation to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

                  (iii) the Corporation's requiring the Executive to be based at any office or location other than as described in Section 4(a)(ii) hereof, except for travel reasonably required in the performance of the Executive's responsibilities;


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                  (iv) any purported termination by the Corporation of the
                  Executive's employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement; or

                  (v) any failure by the Corporation to comply with and satisfy
                  Section 13(c) of this Agreement.

         For purposes of this Section 6(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

         (d) NOTICE OF TERMINATION. Any termination by the Corporation for Cause under Section 6(b) or by the Executive for Good Reason under Section 6(c) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

         (e) DATE OF TERMINATION. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be. If the Executive's employment is terminated by the Corporation during the Employment Period other than for

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Cause or Disability, the Date of Termination shall be the date on which the
Executive receives written notice of such termination.

         7. OBLIGATIONS OF THE CORPORATION UPON TERMINATION OF EMPLOYMENT. (a) DEATH. If, during the Employment Period, the Executive's employment is terminated by reason of the Executive's death, the Corporation shall not have any further obligations to the Executive's legal representatives under this Agreement, other than those obligations accrued hereunder at the date of the Executive's death, and except as provided in this Section 7(a). The Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Corporation to surviving families of executives of the Corporation under such plans, programs, and policies relating to family death benefits, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death with respect to other key executives and their families.

         (b) DISABILITY. If, during the Employment Period, the Executive's employment is terminated by reason of the Executive's Disability (as defined in Section 6(a)), the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Corporation to disabled employees and/or their families in accordance with such plans, programs and policies relating to disability, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter with respect to other key executives and their families.

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         (c) CAUSE. If, during the Employment Period, the Executive's employment shall be terminated for Cause (as defined in Section 6(b)), the Corporation shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall have no further obligations to the Executive under this Agreement.

         (d) GOOD REASON; OTHER THAN FOR CAUSE OR BY REASON OF DEATH OR DISABILITY. If, during the Employment Period, the Executive's employment is terminated other than for Cause or by reason of Death or Disability, or the employment of the Executive shall be terminated by the Executive for Good
Reason:

                  (i) the Corporation shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                           (A) to the extent not theretofore paid, the Executive's Base Salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time within the 90-day period preceding the Effective Date; and

                           (B) the product of (x) the Annual Bonus paid to the Executive for the last Fiscal Year ending prior to the Date of Termination and (y) a fraction the numerator of which is the number of days in the period extending from the


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                           beginning of the Fiscal Year in which the Date of
                           Termination occurs up to the Date of Termination and the denominator of which is 365; and

                           (C) except as otherwise provided under the Corporation's Supplemental Executive Investment Plan, any undistributed amounts relating to compensation previously deferred by the Executive; and

                           (D) the product of (x) the Executive's Base Salary at the monthly rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time within the 90-day period preceding the Effective Date and (y) the number of months in the period extending from the Termination Date to the end of the Employment Period (hereinafter the "Remainder of the Employment Period"); and

                           (E) the product of (x) one-twelfth of the greater of
                           (1) the greatest annual bonus paid to the Executive for any of the last five Fiscal Years ending prior to the Date of Termination or (2) the highest midpoint of the Executive's bonus range for any of such Fiscal Years and (y) the number of months in the Remainder of the Employment Period;

                  (ii) the Corporation shall continue benefits for the Remainder of the Employment Period to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs and

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                  policies described in Sections 5(d) and 5(f) of this Agreement if the Executive's employment had not been terminated, including health insurance, life insurance and any other Executive perk, if and as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives and their families; provided, however, that any amounts paid or benefits provided under this Section shall not duplicate any similar benefits earned by the Executive as of result of employment by another employer;

                  (iii) the Executive shall be entitled to receive retirement benefits under the change-of-control provisions of the Corporation's Executive Retirement Plan; and

                  (iv) the Corporation shall provide for standard outplacement services by any one qualified outplacement agency selected by the Executive and reasonably satisfactory to the Corporation.

         Anything in this Agreement to the contrary notwithstanding, immediately prior to the Effective Date, the Corporation may transfer funds to the Thomas & Betts Agreement & Plans Trust in an amount which it shall in good faith estimate to be sufficient to make the payments that would be required under this Section 7(d) and under Section 11 if the Executive's employment were terminated under
Section 7(d) immediately following the Effective Date. If the Corporation subsequently determines that the amount so transferred is inadequate, it may


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transfer additional funds to said Trust in order to provide sufficient funds to make such payments.

         In addition, at any time prior to the Effective Date, upon the request of the Executive, the Corporation may offer to extend the exercise period of any stock option previously granted to the Executive by the Corporation. If so requested, the Corporation may offer the Executive the opportunity to extend until the expiration date the exercise period of any or all of such stock options in the event that the Executive's employment is terminated during the Employment Period under the circumstances described in Section 7(d). If the Corporation makes such an offer, it shall not be effective unless accepted by the Executive.

         8. NO DUTY TO MITIGATE. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced, except as otherwise specifically provided herein, by any compensation earned by the Executive as a result of employment by another employer.

         9. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise

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entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program. Anything herein to the contrary notwithstanding, if the Executive becomes entitled to payments pursuant to
Section 7(d) hereof, such Executive agrees to waive payments under any severance plan or program of the Corporation.

         10. FULL SETTLEMENT. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation or others of the validity or enforceability of, or liability under, any provision of this Agreement (including Section 11) or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code (the "Code").

         11. TAX PAYMENT. (a) WITHHOLDINGS AND DEDUCTIONS. Any payment made pursuant to Section 7(d) shall be paid, less standard withholdings and other deductions authorized by Executive or required by law.

         (b) GROSS-UP FOR CERTAIN TAXES. All determinations required to be made under this Section 11 shall be made by KPMG LLP, or other comparable national accounting firm selected

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in good faith by the Corporation (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and the Executive within 15 (fifteen) business days of the Date of Termination or such earlier time as is requested by the Corporation.

         If it is determined by the Accounting Firm that any benefit received or deemed received by the Executive from the Corporation pursuant to this Agreement or otherwise (collectively, the "Payments") is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Corporation shall, immediately after such determination, pay the Executive an amount ("the Gross-up Payment") such that the net amount retained by the Executive, after the deduction of any Excise Taxes (including any applicable interest and penalties) on the Payments, and any federal, state, and local income tax, and any Excise Tax (including any applicable interest and penalties on all such taxes), upon such Gross-up Payment, shall be equal to the amount of the Payments in the absence of the imposition of such Excise Tax and the Gross-up Payment. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay income taxes at the highest marginal rates of the applicable federal, state and local income taxation in the calendar year in which the Gross-up Payment is to be made.

         (c) DETERMINATION BY THE EXECUTIVE. If at any time following determination of the Gross-up Payment by the Accounting Firm, the Executive disputes the amount of the Gross-up Payment, the Executive may elect to demand payment of the amount which the Executive, in accordance with an opinion of counsel to the Executive ("Executive Counsel Opinion"),

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determines to be the Gross-up Payment. Any such demand by the Executive shall be made by delivery to the Corporation of a written notice which specifies the Gross-up Payment determined by the Executive and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the "Executive's Determination"). Within 14 days after delivery of the Executive's Determination to the Corporation, the Corporation shall either (i) pay the Executive the Gross-up Payment set forth in the Executive's
Determination (less the portion of such amount, if any, previously paid to the Executive by the Corporation) or (ii) deliver to the Executive a certificate specifying the Gross-up Payment determined by the Accounting Firm, together with an opinion of the Corporation's counsel ("Corporation Counsel Opinion"), and pay the Executive the Gross-up Payment specified in such certificate. If for any reason the Corporation fails to comply with clause (ii) of the preceding sentence, the Gross-up Payment specified in the Executive's Determination shall be controlling for all purposes.

         (d) OPINION OF COUNSEL. "Executive Counsel Opinion" means a legal opinion of a nationally recognized executive compensation counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by the Executive has been calculated in accordance with this Section and applicable law. "Corporation Counsel Opinion" means a legal opinion of a nationally recognized executive compensation counsel that (i) there is a reasonable basis to support a conclusion that the Gross-up Payment set forth by the Accounting Firm has been calculated in accordance with this Section and applicable law, and (ii) there is no reasonable basis for the calculation of the Gross-up Payment determined by the Executive.

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         (e) ADDITIONAL GROSS-UP AMOUNTS. If, despite the initial conclusion of the Corporation and/or the Executive that certain Payments are neither subject to Excise Taxes nor to be counted in determining whether other Payments are subject to Excise Taxes (any such item, a "Non-Parachute Item"), it is later determined (pursuant to the subsequently-enacted provisions of the Code, final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or the Accounting Firm) that any of the Non-Parachute Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by the Executive is greater than the amount determined by the Corporation or the Executive pursuant to this Section, as applicable, then the Corporation shall pay the Executive an additional Gross-up Payment in order to compensate the Executive for (i) such additional Excise Taxes, any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to
Section 11(b, and (ii) any federal, state, and local income tax, and any Excise Tax upon such additional Gross-up Payments, calculated in the manner described in Section 11(b).

         (f) AMOUNT INCREASED OR CONTESTED. The Executive shall notify the Corporation in writing of any claim by the IRS or other taxing authority that, if successful, would require the payment by the Corporation of a Gross-up Payment. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. The Executive shall give such notice as soon as practicable, but no later than 10 business days, after the Executive first obtains actual knowledge of such claim; provided, however, that any failure to give or delay in giving such notice shall affect the Corporation's obligations under this Section only if and to the extent that

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such failure results in actual prejudice to the Corporation. The Executive shall not pay such claim less than 30 days after the Executive gives such notice to the Corporation (or, if sooner, the date on which payment of such claim is due). If the Corporation notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Corporation any information that it reasonably requests relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Corporation reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

                  (iii) cooperate with the Corporation in good faith to contest such claim, and

                  (iv) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, the Corporation shall control all

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

proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify the Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest or penalties, imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Corporation's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

         (g) REFUNDS. If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 11(f), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of Section 11(f)) promptly pay the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to
Section 11(f), a
determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such determination before the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid. Any contest of a denial of refund shall be controlled by Section 11(f).

         12. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Corporation or any of its affiliated companies and which shall not be public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Corporation, the Executive shall not, without the prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         13. SUCCESSORS. (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

         (c) The Corporation will require any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any Successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         14. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         IF TO THE EXECUTIVE:


         name/address



         IF TO THE CORPORATION:

         8155 T&B Boulevard
         Memphis, TN   38125
         Attention:  Vice President-General Counsel, or to the then-current address of the Corporation's principal executive offices,

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (d) The Corporation may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e) This Agreement contains the entire understanding between the Corporation and the Executive with respect to the subject matter hereof and supersedes and nullifies any previous change-of-control employment agreement between the parties.

         (f) The Executive and the Corporation acknowledge that the employment of the Executive by the Corporation is "at will," and, prior to the Effective Date, may be terminated by either the Executive or the Corporation at any time. Upon a termination of the Executive's employment prior to the Effective Date, there shall be no further rights under this Agreement.

         IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                    ________________________________________




                                    THOMAS & BETTS CORPORATION


                                    By_____________________________
                                        Connie C. Muscarella
                                        Vice President, Human Resources
                                          and Administration




Attest:___________________________________
           Jerry Kronenberg
           Secretary


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